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                                                                    EXHIBIT 99.1


                            [Big Flower Press Letterhead]
                                                                   Press Release




                         Big Flower Completes Acquisition of
                    Leading West Coast Advertising Insert Producer

New York City, October 15, 1997 - Big Flower Press Holdings, Inc. (NYSE: BGF) announced today that it has completed the acquisition of Riverside County Publishing Company (RCPC), a division of Brown Printing with revenues of approximately $130 million. RCPC, with operations in Riverside and San Leandro, California, produces advertising inserts for grocers, drug stores, home improvement merchants and other retailers.

Edward T. Reilly, President and Chief Executive Officer of Big Flower, commented, "This acquisition contributes strategic western capacity to TC Advertising's nationwide production network, and adds important year-round customers to our advertising insert business."

RCPC is the second acquisition Big Flower has completed in the past several weeks. Big Flower recently acquired Olwen Direct Mail, a full-service, UK-based direct mail producer, and announced agreements to acquire Columbine JDS Systems, a leading computer-based management service provider for the broadcast industry, and Gamma One, one of New England's leading digital premedia services companies.

As previously announced, Big Flower will be effecting a $100 million private offering of Senior Subordinated Notes due 2007 and a $100 million private offering of Convertible Quarterly Income Preferred Securities, the proceeds of which will be applied to repay indebtedness incurred in connection with the four acquisitions.

Big Flower is a leading advertising and marketing services company specializing in advertising insert programs, circulation-building newspaper products, digital image and content management, customized direct mail products and fragrance samplers. For the 12

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months ended June 30, 1997, Big Flower's sales were approximately $1.6 billion, pro forma for the recently announced acquisitions of RCPC, Olwen, Columbine JDS and Gamma One.



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For more information, please contact:       Nancy S. Murray
                                            Big Flower Press Holdings, Inc.
                                            212.521.1606




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